EXHIBIT 99

FOR RELEASE AT 8:00 A.M.	For further information
TUESDAY JULY 22, 2003	Media Contact: Jay Fredericksen
904-357-9106
Investor Contact: Parag Bhansali
904-357-9155

Rayonier Reports Second Quarter 2003 Earnings

JACKSONVILLE, FL, JULY 22, 2003 – Rayonier (NYSE:RYN) today reported second quarter 2003 net income of $31.7 million, or 74 cents per share, compared to $8.2 million, or 20 cents per share, in first quarter 2003 and $16.3 million, or 38 cents per share, in second quarter 2002. This quarter’s results included 59 cents per share (including favorable post closing survey adjustments) for the Matanzas Marsh land sale that closed in April.

Lee Nutter, Chairman, President and CEO said: “Excluding the Matanzas sale, second quarter earnings declined from first quarter as we continued to experience the effects of a sluggish global economy, a severe weather-related shortage of hardwood chips for our performance fibers business and a prolonged slump in domestic timber prices. However, we did see higher absorbent materials prices and cellulose specialties volumes in the quarter.”

Excluding the large land sale, earnings were below second quarter 2002 due to higher performance fibers manufacturing costs and lower Northwest U.S. timber volume and prices.

Sales of $296 million were $30 million above first quarter and $27 million higher than second quarter 2002 primarily due to the Matanzas sale.

Cash provided by operating activities increased to $70 million from $39 million in the first quarter and free cash flow to $45 million from $13 million primarily due to higher operating earnings offset by $16 million in tax deposits related to prior years’ liabilities. Both cash measures were comparable to second quarter 2002. EBITDA was $95 million, an increase of $31 million and $17 million from first quarter and second quarter 2002, respectively, mainly due to stronger operating results. (EBITDA and free cash flow are non-GAAP measures defined in Exhibit A.)

Debt at quarter-end of $622 million was $5 million and $31 million below the first quarter and year-end 2002, respectively. The debt-to-capital ratio of 45.8 percent reflects a decline of 1.2 and 2.1 percentage points from first quarter and year-end 2002, respectively. Cash invested at quarter-end was $41 million.

Performance Fibers

Sales of $132 million were $4 million above first quarter primarily due to higher cellulose specialties volume. Operating income of $3 million was $4 million above the first quarter mainly due to higher absorbent materials prices somewhat offset by a lower average price for cellulose specialties due to mix, and higher manufacturing costs. Compared to second quarter 2002, sales increased $8 million while operating income declined $8 million. Higher volume and average price in both cellulose specialties and absorbent materials were more than offset by increased hardwood chip, chemical and maintenance costs, and an equipment outage at the Jesup, Georgia, mill.

Timber and Land

Sales of $92 million and operating income of $59 million were $30 million and $33 million, respectively, above the first quarter, mainly due to the Matanzas sale, offset somewhat by lower Northwest U.S. timber volume and prices. (See Exhibit H for details regarding Matanzas’ contribution to sales, operating income, net income and EBITDA.) Compared to second quarter 2002, sales and operating income increased $34 million and $28 million, respectively, due to the large land sale and stronger New Zealand timber prices partially offset by lower U.S. timber prices and volumes.

Wood Products

Sales of $31 million were slightly above first quarter and an operating loss of $2 million represented an improvement of $1 million principally due to lower manufacturing costs and higher lumber prices. Compared to second quarter 2002, sales and operating income declined $7 million and $2 million, respectively. Lower lumber prices, and higher MDF manufacturing costs on a US dollar basis, were partially offset by a reduction in lumber manufacturing costs.

Other Operations

Sales of $41 million were $5 million below first quarter while the operating loss of $1 million compared to breakeven in the first quarter. Compared to second quarter 2002, sales and operating income declined $12 million and $1 million, respectively.

Other Items

Corporate expenses of $7.9 million were $2.9 million and $2.6 million above first quarter 2003 and second quarter 2002, respectively, primarily due to higher incentive compensation accruals and other administrative expenses.

Interest expense of $12 million was unchanged from first quarter and $3 million below second quarter 2002 primarily due to lower debt.

Interest and miscellaneous income of $0.4 million compared to $1.1 million in the first quarter (which included $0.8 million of interest income from a pre-1994 tax audit) and an expense of $0.1 million in second quarter 2002.

The effective tax rate of 24.6 percent was below the second quarter 2002 rate of 27.8 percent as a result of increased foreign and other tax credits and this quarter’s disproportionately high contribution to expected annual income. The 2003 first quarter tax benefit of 4.2 percent resulted primarily from a $2.3 million favorable tax audit negotiation.

Outlook

“We continue to see strong interest in higher value properties and increased demand for our cellulose specialty products,” Nutter said. “However, weather-related hardwood chip shortages continue to impact performance fibers’ production schedules and costs. Also, given seasonally lower Northwest U.S. timber volume and uncertainty over the timing of an anticipated land sale, third quarter earnings could be significantly lower than second quarter’s excluding the Matanzas transaction.”

Nutter also said the company is concluding a strategic study designed to extract more value for its shareholders from its U.S. timber assets. He said the study, being conducted with the assistance of legal and investment banking advisors, is expected to be completed by the end of the third quarter.

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the second quarter Form 10-Q with the Securities and Exchange Commission. Comments about anticipated demand, expenses and earnings are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for cellulose specialties, absorbent materials, timber or wood products; adverse weather conditions; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls or taxes. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Tuesday, July 22 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For more information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS *

JUNE 30, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Profitability
Sales	$295.9	$265.9	$269.3	$561.8	$538.0
Operating income	$54.0	$19.2	$39.7	$73.2	$67.4
Income from continuing operations	$31.7	$8.2	$17.6	$39.9	$26.6
Discontinued operations	$ —	$ —	$(1.3)	$ —	$(0.9)
Net income (after disc. ops)	$31.7	$8.2	$16.3	$39.9	$25.7
Diluted earnings per share:
Continuing operations	$0.74	$0.20	$0.41	$0.94	$0.62
Net income (after disc. ops)	$0.74	$0.20	$0.38	$0.94	$0.60
Operating income as a percent of sales	18.2%	7.2%	14.7%	13.0%	12.5%
ROE (annualized) (a)	6.0%	3.6%	8.2%	6.4%	6.3%

Capital Resources and Liquidity
Cash provided by operating activities	$69.5	$39.3	$68.8	$108.8	$130.5
EBITDA (b)	$95.4	$64.8	$78.9	$160.2	$152.8
Free cash flow (c)	$45.4	$13.3	$44.5	$58.7	$80.1
Repayment of debt, net	$5.7	$25.8	$47.9	$31.5	$83.7
Debt	$622.2	$627.5	$782.0	$622.2	$782.0
Debt / capital	45.8%	47.0%	51.6%	45.8%	51.6%

(a)	From continuing operations; major land sales are not annualized.

(b)	EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost of land sales. EBITDA is a non-GAAP measure of gross cash generating capacity of the company.

(c)	Free cash flow is defined as cash provided by operating activities of continuing operations less net custodial capital spending, dividends at prior year level and the tax benefit on the exercise of stock options. Free cash flow is a non-GAAP measure of discretionary cash available for capital expenditures, paying dividends above the prior year level, repurchasing the company’s common shares and/or reducing debt.

* Prior period earnings per share data have been restated to reflect the June 12, 2003 three-for-two stock split.

-A-

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME *

JUNE 30, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Sales	$295.9	$265.9	$269.3	$561.8	$538.0

Costs and expenses
Cost of sales	231.3	238.3	220.6	469.6	449.6
Selling and general expenses	13.0	10.0	10.4	23.0	21.8
Other operating expense (income)	(2.4)	(1.6)	(1.4)	(4.0)	(0.8)

Operating income	54.0	19.2	39.7	73.2	67.4
Interest expense	(12.4)	(12.4)	(15.3)	(24.8)	(30.8)
Interest and miscellaneous income (expense), net	0.4	1.1	(0.1)	1.5	0.3

Income from continuing operations before income taxes	42.0	7.9	24.3	49.9	36.9
Income tax (expense) benefit	(10.3)	0.3	(6.7)	(10.0)	(10.3)

Income from continuing operations	$31.7	$8.2	$17.6	$39.9	$26.6
Discontinued operations, net	—	—	(1.3)	—	(0.9)

Net income	$31.7	$8.2	$16.3	$39.9	$25.7

Net income per Common Share
Basic EPS
From continuing operations	$0.76	$0.20	$0.42	$0.96	$0.64

Net income (after disc. ops)	$0.76	$0.20	$0.39	$0.96	$0.62

Diluted EPS
From continuing operations	$0.74	$0.20	$0.41	$0.94	$0.62

Net income (after disc. ops)	$0.74	$0.20	$0.38	$0.94	$0.60

Weighted average Common
Shares used for determining
Basic EPS	41,796,776	41,671,289	41,593,197	41,734,379	41,442,021

Diluted EPS	42,516,508	42,203,489	42,487,176	42,344,871	42,312,855

* Prior period earnings per share and share data have been restated to reflect the June 12, 2003 three-for-two stock split.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME

JUNE 30, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Sales
Performance Fibers
Cellulose specialties	$91.7	$87.1	$86.6	$178.8	$177.2
Absorbent materials	40.4	41.4	37.5	81.8	76.2

Total Performance Fibers	132.1	128.5	124.1	260.6	253.4

Timber and Land
Timber	38.5	43.6	45.4	82.1	87.7
Land	53.1	17.6	12.6	70.7	31.7

Total Timber and Land	91.6	61.2	58.0	152.8	119.4

Wood Products	31.4	30.0	38.3	61.4	72.3
Other Operations	41.2	46.5	53.0	87.7	100.6
Intersegment eliminations	(0.4)	(0.3)	(4.1)	(0.7)	(7.7)

Total sales	$295.9	$265.9	$269.3	$561.8	$538.0

Operating income (loss)
Performance Fibers	$2.8	$(1.2)	$11.0	$1.6	$17.8
Timber and Land
Timber	11.6	16.7	20.9	28.3	41.6
Land	47.6	9.1	10.8	56.7	19.4

Total Timber and Land	59.2	25.8	31.7	85.0	61.0
Wood Products	(2.4)	(3.2)	(0.5)	(5.6)	(1.3)
Other Operations	(0.9)	—	0.4	(0.9)	(1.2)
Corporate	(7.9)	(5.0)	(5.3)	(12.9)	(11.7)
Intersegment eliminations and other (Including Corporate FX)	3.2	2.8	2.4	6.0	2.8

Total operating income	$54.0	$19.2	$39.7	$73.2	$67.4

-C-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF CASH FLOWS

JUNE 30, 2003 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2003	December 31, 2002
Assets
Current assets	$255.5	$228.8
Timber, timberlands and logging roads, net of depletion and amortization	998.5	1,023.2
Property, plant and equipment	1,399.6	1,387.4
Less accumulated depreciation	885.3	846.3

	514.3	541.1

Other assets	91.0	94.1

	$1,859.3	$1,887.2

Liabilities and Shareholders’ Equity
Current liabilities	$135.6	$171.8
Deferred income taxes	130.2	110.2
Long-term debt	618.7	649.6
Non-current reserves for dispositions and discontinued operations	144.6	146.3
Other non-current liabilities	94.3	99.6
Shareholders’ equity	735.9	709.7

	$1,859.3	$1,887.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
	2003	2002
Cash provided by operating activities:
Income from continuing operations	$39.9	$26.6
Depreciation, depletion, amortization and non-cash cost of land sales	85.5	85.0
Other non-cash items included in income	7.9	1.8
Changes in working capital and other assets and liabilities	(24.5)	17.1

	108.8	130.5

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(32.7)	(33.6)

Cash used for financing activities:
Repayment of debt, net	(31.5)	(83.7)
Dividends paid, shares issued, net	(16.5)	(7.5)

	(48.0)	(91.2)

Cash provided by discontinued operations	—	18.9

Cash and cash equivalents:
Increase in cash and cash equivalents	28.1	24.6
Balance, beginning of year	18.9	14.1

Balance, end of period	$47.0	$38.7

-D-

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

JUNE 30, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Geographical Data (Non-U.S.)
Sales
New Zealand	$22.0	$18.5	$17.5	$40.5	$37.3
Other	2.9	4.6	11.5	7.5	24.8

Total	$24.9	$23.1	$29.0	$48.0	$62.1

Operating income (loss)
New Zealand	$1.7	$1.5	$2.5	$3.2	$1.9
Other	(0.5)	(0.4)	0.4	(0.9)	(1.0)

Total	$1.2	$1.1	$2.9	$2.3	$0.9

Timber
Sales
Northwest U.S.	$15.0	$20.3	$20.3	$35.3	$37.6
Southeast U.S.	18.3	19.4	21.4	37.7	44.1
New Zealand	5.2	3.9	3.7	9.1	6.0

Total	$38.5	$43.6	$45.4	$82.1	$87.7

Operating income (loss)
Northwest U.S.	$7.3	$12.6	$14.9	$19.9	$27.8
Southeast U.S.	3.9	4.2	6.1	8.1	13.9
New Zealand	0.4	(0.1)	(0.1)	0.3	(0.1)

Total	$11.6	$16.7	$20.9	$28.3	$41.6

EBITDA
Performance Fibers	$22.3	$17.5	$30.6	$39.8	$55.7
Timber and Land	77.6	48.5	47.5	126.1	101.1
Wood Products	0.8	(0.3)	3.0	0.5	5.3
Other Operations	(0.7)	0.2	0.9	(0.5)	(0.2)
Corporate and other	(4.6)	(1.1)	(3.1)	(5.7)	(9.1)

Total	$95.4	$64.8	$78.9	$160.2	$152.8

-E-

RAYONIER

SELECTED OPERATING INFORMATION

JUNE 30, 2003 (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	106	99	101	205	205
Absorbent materials, in thousands of metric tons	69	78	66	147	136
Production as a percent of capacity	95.9%	97.7%	99.5%	96.8%	98.0%
Timber and Land
Sales volume—Timber
Northwest U.S., in millions of board feet	67	77	80	144	150
Southeast U.S., in thousands of short green tons	1,144	1,194	1,191	2,338	2,432
New Zealand, in thousands of metric tons	148	111	168	259	289
Timber sales volume—Intercompany
Northwest U.S., in millions of board feet	—	—	19	—	34
Southeast U.S., in thousands of short green tons	2	3	3	5	8
New Zealand, in thousands of metric tons	26	19	10	45	23
Acres sold	15,014	19,708	3,995	34,722	22,895
Wood Products
Lumber sales volume, in millions of board feet	73	71	86	144	165
Medium-density fiberboard sales volume, in thousands of cubic meters	41	41	41	82	77

-F-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
EBITDA
Cash provided by operating activities of continuing operations	$69.5	$39.3	$68.8	$108.8	$130.5
Income tax expense (benefit)	10.3	(0.3)	6.7	10.0	10.3
Interest expense	12.4	12.4	15.3	24.8	30.8
Working capital increases (decreases)	17.4	5.6	(11.2)	23.0	(14.2)
Other balance sheet changes	(14.2)	7.8	(0.7)	(6.4)	(4.6)

EBITDA	$95.4	$64.8	$78.9	$160.2	$152.8

Free cash flow
Cash provided by operating activities of continuing operations	$69.5	$39.3	$68.8	$108.8	$130.5
Custodial capital spending, net	(13.2)	(16.0)	(13.2)	(29.2)	(28.1)
Dividends at prior year level	(10.1)	(10.0)	(10.0)	(20.1)	(19.9)
Tax benefit on exercise of stock options	(0.8)	—	(1.1)	(0.8)	(2.4)

Free cash flow	$45.4	$13.3	$44.5	$58.7	$80.1

-G-

RAYONIER

Matanzas Marsh Sale

JUNE 30, 2003 (unaudited)

(millions of dollars, except per share information)

	Original Closing	Survey Adjustment	Final Closing
Acres	8,465	369	8,834
Sales	$39.9	$1.8	$41.7
Costs and expenses
Non-cash costs	2.5	—	2.5
Cash costs	0.1	—	0.1

Operating income	37.3	1.8	39.1
Income tax expense	(13.4)	(0.7)	(14.1)

Net income	$23.9	$1.1	$25.0

Diluted EPS	$0.56	$0.03	$0.59

EBITDA	$39.8	$1.8	$41.6

-H-